UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

Salary.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 29, 2008

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Salary.com, Inc. to be held at 10:00 a.m., local time, on Thursday, September 18, 2008, at Salary.com’s corporate headquarters at 195 West Street, Waltham, Massachusetts.

At the annual meeting, you will be asked to elect three directors for a three-year term, to approve an amendment to the 2007 Stock Option and Incentive Plan to increase the number of shares of Salary.com common stock authorized for issuance under the plan from 3,000,000 shares to 5,800,000 shares, and to ratify the selection of our independent registered public accounting firm for the fiscal year ending March 31, 2009. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors, the approval of the amendment to the 2007 Stock Option and Incentive Plan, and the ratification of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope at your earliest convenience so that your shares will be represented at the annual meeting. You also may be able to vote through the Internet. If you later decide to attend the annual meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Available voting procedures are described on the proxy card. Voting by written proxy or through the Internet will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Salary.com and look forward to seeing you at the annual meeting.

Very truly yours,

Kent Plunkett

Chief Executive Officer, President and Chairman

SALARY.COM, INC.

195 West Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2008

The Annual Meeting of Stockholders of Salary.com, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Thursday, September 18, 2008, at Salary.com’s corporate headquarters, 195 West Street, Waltham, Massachusetts, for the following purposes:

1.	To elect three Class II directors to serve for a three-year term expiring at the 2011 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation, death or removal;

2.	To approve an amendment to the Salary.com 2007 Stock Option and Incentive Plan to increase the number of shares of Salary.com common stock authorized for issuance under such plan from 3,000,000 shares to 5,800,000 shares;

3.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of Salary.com for the fiscal year ending March 31, 2009; and

4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on July 21, 2008 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, please mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You also may be able to vote through the Internet. You may vote in person at the meeting even if you have previously returned a proxy.

Very truly yours,

Elliot J. Mark

Senior Vice President, General Counsel and Secretary

Waltham, Massachusetts

July 29, 2008

SALARY.COM, INC.

195 West Street

Waltham, Massachusetts 02451

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Salary.com, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Thursday September 18, 2008 at 10:00 a.m., local time, or at any adjournment or postponement thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our corporate headquarters at 195 West Street, Waltham, Massachusetts.

These proxy solicitation materials were first sent or given to stockholders entitled to vote at the meeting on or about July 29, 2008.

Voting Securities and Voting Rights

Stockholders of record at the close of business on July 21, 2008, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 16,199,993 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors and a majority of affirmative votes properly cast in person or by proxy will be required to approve an amendment to the Salary.com 2007 Stock Option and Incentive Plan to increase the number of shares of Salary.com common stock authorized for issuance under such plan from 3,000,000 shares to 5,800,000 shares, and to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2009.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Stockholders may vote in one of the following two ways whether or not they plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose or (2) if available, through the telephone or Internet voting system described on the proxy card. If a stockholder of record at the close of business on July 21, 2008 attends the meeting, he or she may vote in person even if such individual had previously returned a proxy card or voted through the telephone or Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, (2) “for” the approval of an amendment to the Salary.com 2007 Stock Option and Incentive Plan to increase the number of shares of Salary.com common stock authorized for issuance under such plan from 3,000,000 shares to 5,800,000 shares, and (3) “for” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Salary.com for the fiscal year ending March 31, 2009.

Aside from these three proposals, the Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies will be voted in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. We have engaged The Altman Group to assist with the distribution of proxies and to solicit proxies on our behalf by mail, telephone or e-mail, for which The Altman Group will be paid $6,000 plus expenses. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2009 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, by the Securities and Exchange Commission, or the SEC, must be received at our principal executive offices not later than March 30, 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our by-laws, stockholders who wish to submit a proposal at the 2009 annual meeting, other than one that will be included in our proxy statement, must notify us between May 21, 2009 and June 20, 2009, unless the date of the 2009 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2008 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by June 20, 2009 and such proposal is brought before the 2009 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2009 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report of Form 10-K for the fiscal year ended March 31, 2008, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the fiscal year ended March 31, 2008 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

Householding of Proxy Materials

Our 2008 Annual Report, including audited financial statements for the fiscal year ended March 31, 2008, is being delivered to you along with this proxy statement. In order to reduce printing and postage costs, we have undertaken an effort to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called “householding,” is being used unless we have received contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of each to any stockholder who sends a written request to Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary, or makes an oral request to Investor Relations at (617) 464-7300. If your household is receiving multiple copies of our Annual Report or proxy statement and you wish to request delivery of a single copy, you may send a written request to Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at nine and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. The following table sets forth certain information with respect to our directors.

Director	Age	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Paul R. Daoust	60	II	2008		Member	Member
Robert A. Trevisani	74	II	2008	Member	Chair	Chair
Bryce Chicoyne	39	II	N/A
Edward F. McCauley	69	III	2009	Chair	Member
Kent Plunkett	45	III	2009
John R. Sumser	53	III	2009
John F. Gregg	44	I	2010
Terry Temescu	60	I	2010	Member		Member
Yong Zhang	40	I	2010

Paul R. Daoust and Robert A. Trevisani have been nominated by our Board of Directors for re-election for three-year terms expiring in 2011. Bryce Chicoyne has been nominated by our Board of Directors for election for a three-year term expiring in 2011. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Daoust and Trevisani currently are directors of Salary.com and Mr. Chicoyne currently serves as Salary.com’s Senior Vice President and Chief Financial Officer. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

Paul R. Daoust has served on our board of directors since November 2006. Since February 2005, Mr. Daoust has served as chairman of the board and chief executive officer of HighRoads, Inc., a privately-held technology enabled solutions company providing benefits lifecycle management. From August 2003 to January 2005, Mr. Daoust was President of Daoust Consulting, LLC, a provider of management consulting services to early- and mid-stage companies. From October 2000 to July 2003, Mr. Daoust was chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for over 28 years and served on their board of directors for nine years. He currently serves on the board of Gevity HR, Inc., a publicly-traded provider of comprehensive employment management solutions, and on the advisory boards of Brodeur Worldwide (part of the Omnicom Group) and LaborMetrix, Inc. Mr. Daoust holds a B.A. in Mathematics from Boston College and a Masters of Actuarial Science with distinction from the University of Michigan and he is a Fellow of the Society of Actuaries.

Robert A. Trevisani has served on our board of directors since 2005. Since December 2005, Mr. Trevisani has served as President of Southern Cay Consulting, a private consulting firm. From 2003 up to his retirement in June 2006, Mr. Trevisani was Of Counsel at Gadsby Hannah LLP and from 1967 to 2003, he was a partner at that law firm. From 2002 to 2004, Mr. Trevisani was a board member of Computer Horizons Corp., a publicly-traded information technology staffing and services firm that also provides temporary employee management software solutions. From 2000 to 2002, Mr. Trevisani was Chairman of the Legal Practice Section of the International Bar Association. Mr. Trevisani is a board member of SuperTel Network Communications, Inc., a privately held telecommunications company, and its affiliated companies. Mr. Trevisani is also currently President and a Trustee of the Commonwealth Charitable Fund, a Trustee of the Institute for Experimental Psychology at the University of Pennsylvania and a member of the Board of Overseers of Boston College Law School. Mr. Trevisani is a past member of the faculty at Boston College Law School and the Boston University Graduate School of Law and was a Trustee of Mount Ida College from 1990 to 2005. Mr. Trevisani holds an A.B. from Boston College, a J.D. from Boston College Law School and an L.L.M. in Taxation from New York University Graduate School of Law.

Bryce Chicoyne has served as our Senior Vice President and Chief Financial Officer since May 2008. From August 2004 to May 2008, Mr. Chicoyne was the Chief Financial Officer of Harvard Bioscience, Inc., a developer and manufacturer of products for the clinical and research industries. Prior to joining Harvard Bioscience, Mr. Chicoyne served from December 2002 to August 2004 as Director of Financial Reporting with Apogent Technologies Inc. (now a subsidiary of Thermo Fisher Scientific Inc.), a developer and manufacturer of products for the clinical and research industries. Mr. Chicoyne holds a B.S. in accounting from the University of Southern New Hampshire and an M.B.A. from the F.W. Olin School of Business at Babson College.

Continuing Directors with Terms Expiring in 2009

Edward F. McCauley has served on our board of directors and as Chairman of the Audit Committee of our board since November 2006. Over a thirty-six year career at Deloitte & Touche until his retirement in 2001, Mr. McCauley served as Lead Audit Partner or Advisory Partner for a wide variety of Fortune 500 companies, non-profit and regulated enterprises. Mr. McCauley is a board member of Mac-Gray Corporation, a publicly-traded laundry facilities management business, and is a board member and chairman of the audit committee of Harvard Pilgrim Healthcare, Inc., a health benefits provider. Mr. McCauley holds a B.S. in Accounting from St. Joseph’s University and is a Certified Public Accountant.

Kent Plunkett founded Salary.com and has served as our Chairman, President and Chief Executive Officer since 1999. Prior to founding Salary.com, Mr. Plunkett was CEO of Bumblebee Technologies Inc., a career software publisher, from 1996 through 1999, held a leadership role at InfoSpace, Inc., an online content syndication company, including online white and yellow pages, private-label search and mobile entertainment, in 1996 and Director of Business Development for Pro CD, Inc., a CD-ROM electronic directory publisher of white pages, yellow pages and mapping content, from 1995 through 1996. Mr. Plunkett holds an A.B. degree from Georgetown University and an M.B.A. from the Harvard Business School and is a Certified Compensation Professional.

John R. Sumser rejoined our board of directors in November 2006, having previously served as a member of our board from October 2001 to September 2003. In 2007, Mr. Sumser founded Two Color Hat, Inc. dba Recruiting Roadshow™, an HR education and events company. Mr. Sumser was also the founder of IBN: interbiznet.com, a leading source of analysis for the electronic recruiting industry, where he served as President through 2007. Through John Sumser Consulting, Mr. Sumser also provides consulting services regarding business strategy and development to companies in the human resources industry. Mr. Sumser is the author of the Recruiters’ Internet Survival Guide, the Electronic Recruiting Indices and the daily Electronic Recruiting News. Mr. Sumser holds a B.A. from the Catholic University of America.

Continuing Directors with Terms Expiring in 2010

John F. Gregg has served on our board of directors since November 2006. Mr. Gregg is the founder and Managing Director of Bluewater Ventures Ltd., a private equity firm specializing in turnarounds and investments in the media and telecommunications sectors in Europe, the U.S. and Asia. From January 2003, when he founded

Bluewater Ventures, to January 2004, Mr. Gregg acted as Chief Restructuring Officer for Cablecom GmbH, Switzerland’s largest cable operator. From 1994 to January 2003, Mr. Gregg held various senior positions at NTL Inc., a publicly-traded European broadband cable operator, including serving as Chief Financial Officer and Senior Vice President from June 1999 to January 2003. In his position as Chief Financial Officer, Mr. Gregg had primary responsibility for oversight of NTL’s successful restructuring, which was commenced upon the filing of a voluntary petition for a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code on May 8, 2002 and completed on January 11, 2003. Mr. Gregg holds a B.A. from Georgetown University and an M.B.A. from Harvard Business School.

Terry Temescu has served on our board of directors since 2000. Mr. Temescu is the Senior Partner of Iron Leaf, a growth capital investment company, and the founding partner of Lyric Capital, a private equity investment firm, which was formed in 1998. Prior to that, he was an investment banker at Goldman Sachs and Smith Barney, and served as Chief Operating Officer and Chief Financial Officer of Concord General Corp. a diversified financial services company. Mr. Temescu holds a B.S. degree from the State University of New York and an M.B.A. from Cornell University.

Yong Zhang has served as our Chief Technology Officer since April 2000 and as our Executive Vice President and Chief Operating Officer since June 2006. Mr. Zhang has been a member of our board of directors since December 2004. Prior to joining Salary.com, Mr. Zhang held various technical leadership and project management positions at privately held software and healthcare companies, including Iconomy.com, a pioneer of private-label e-commerce solutions, Smart Route System, a traveler information company, and Center for Health and Human Services, Inc., and served as consultant for Aerovox, Inc., a publicly-held capacitor manufacturer. Mr. Zhang holds a B.S. in Physics from Shanghai University of Science and Technology, an M.B.A. from Cornell University and an M.S. in Electrical Engineering as well as an M.S. in Physics from University of Massachusetts at Dartmouth. Mr. Zhang is a Certified Compensation Professional and a Global Remuneration Professional.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Daoust, Gregg, McCauley, Sumser, Temescu and Trevisani are independent directors, as “independence” is defined in the SEC and Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment. Our independent directors have designated Mr. Trevisani as our “lead” independent director for presiding over executive sessions of the Board of Directors without management. Our Board of Directors meets in executive session after each regularly scheduled Board meeting.

Our by-laws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and functioning of all of our committees complies with the rules of the SEC and the Nasdaq Global Market that are currently applicable to us and we intend to comply with additional requirements to the extent that they become applicable to us.

Audit Committee. Edward McCauley, Terry Temescu and Robert Trevisani currently serve on the Audit Committee. Mr. McCauley serves as the Chairman of the Audit Committee. The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	resolving disagreements between management and our independent auditor;

•	pre-approving all auditing and permissible non-audit services (except de minimis non-audit services), and the terms of such services, to be provided by our independent auditor;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent auditors and management; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

All of the members of the Audit Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC. The Board of Directors has determined that Mr. McCauley is an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee. Paul Daoust, Edward McCauley and Robert Trevisani currently serve on the Compensation Committee. Mr. Trevisani serves as the Chairman of the Compensation Committee. The Compensation Committee’s responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	overseeing the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive-based compensation plans and equity-based compensation plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

All of the members of the Compensation Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC.

Effective October 1, 2008, John Sumser will become the Chairman of the Compensation Committee, and the other members of the Compensation Committee will be Messrs. Daoust and Trevisani.

Nominating and Corporate Governance Committee. Paul Daoust, Terry Temescu and Robert Trevisani currently serve on the Nominating and Corporate Governance Committee. Mr. Trevisani serves as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a set of corporate governance guidelines;

•	serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002; and

•	overseeing the evaluation of the board and management.

All of the members of the Nominating and Corporate Governance Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC.

Effective October 1, 2008, John Gregg will join the Nominating and Corporate Governance Committee, replacing Mr. Daoust.

Our Board of Directors has adopted charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors also has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and Audit Committee Complaint Procedures. We post on our website, at investor.salary.com/governance.cfm, the charters of our committees and our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Audit Committee Complaint Procedures. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors, annually reassessing the adequacy of such criteria and submitting any proposed changes to the Board for approval, recommending candidates for election to the Board of Directors, and reviewing the composition and size of the Board in order to ensure that the Board is comprised of members possessing the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of Salary.com.

It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to the corporate secretary of the Company at our principal executive offices at 195 West Street, Waltham, Massachusetts 02451 by U.S. mail or facsimile, and must include evidence of the recommending stockholder’s ownership of our stock, the candidate’s name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board, a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate, the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting, and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Nominating and Corporate Governance Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (i) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (ii) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (iii) such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

•

The Nominating and Corporate Governance Committee may solicit recommendations from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Nominating and Corporate Governance Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate. The Nominating and Corporate Governance Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

•

In accordance with the Nominating and Corporate Governance Committee Charter, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each Nominating and Corporate Governance Committee-recommended nominee meets the following minimum qualifications: (i) experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; (ii) highly accomplished in his or her field, with superior credentials and recognition; and (iii) the highest personal and professional integrity, exceptional ability and judgment, and most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

•

The Nominating and Corporate Governance Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to the corporate secretary at our principal executive offices at 195 West Street, Waltham, Massachusetts 02451. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended March 31, 2008. During the fiscal year ended March 31, 2008, the Audit Committee held a total of ten meetings, the Compensation Committee held a total of ten meetings, and the Nominating and Corporate Governance Committee held two meetings. During fiscal 2008, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. All of our directors attended the 2007 annual meeting of stockholders.

Director Compensation and Other Information

During the period from April 1, 2007 to March 31, 2008, we paid each non-employee director a fee per Board or committee meeting attended of $1,000 and $500 for each meeting in which the director participated by telephone. For fiscal 2009, each non-employee director received a retainer of $60,000, paid in restricted Salary.com stock issued in June 2008. In addition, committee chairs and members received the following retainers, also paid in restricted Salary.com stock issued in June 2008: Audit Committee chairman, $40,000; Compensation Committee chairman, $20,000; Nominating and Corporate Governance Committee chairman, $10,000; committee member, $10,000. All retainers vest in twenty-five percent increments on the date of grant, August 15, 2008, November 15, 2008 and February 15, 2009. The Compensation Committee may alter the form and mix of compensation to be paid to any director upon good cause shown.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors. Employees who also serve as directors receive no additional compensation for their services as a director.

Director Compensation Table 2008

The following table details the compensation earned by our non-employee directors in the fiscal year ended March 31, 2008:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(2)(3)	Total
	($)	($)	($)	($)
Paul R. Daoust	—	9,500	29,508	39,008
John F. Gregg	—	5,000	19,672	24,672
Edward F. McCauley	—	17,000	28,724	45,724
John R. Sumser	4,000	—	19,672	23,672
Terry Temescu	7,000	—	9,726	16,726
Robert A. Trevisani	—	14,500	14,758	29,258

(1)	Stock awards were made in June 2008 in payment of meeting fees for fiscal 2008.

(2)	Amounts reported represent the compensation cost recognized by Salary.com for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008, without giving effect to estimated forfeitures.

(3)	As of March 31, 2008, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Paul R. Daoust	—
John F. Gregg	13,440
Edward F. McCauley	—
John R. Sumser	13,440
Terry Temescu	31,360
Robert A. Trevisani	19,600

PROPOSAL 2

APPROVAL OF AMENDMENT TO THE 2007 STOCK OPTION AND INCENTIVE PLAN

The stockholders are being asked to approve an amendment to the Salary.com 2007 Stock Option and Incentive Plan (the “2007 Plan”) to increase to the number of shares of Common Stock authorized for issuance under the 2007 Plan from 3,000,000 shares to 5,800,000 shares, an increase of 2,800,000 shares. On July 28, 2008, our Board of Directors approved the amendment to the 2007 Plan, subject to approval from our stockholders at the annual meeting. Our named executive officers and directors have an interest in this proposal, as each of them is eligible to receive grants under the 2007 Plan.

As of June 30, 2008, 251,252 shares of Common Stock were available for issuance under the 2007 Plan. We currently expect that these shares, together with shares which become available due to the cancellation of outstanding awards, will be sufficient for awards to new hires and existing employees through March 31, 2009. The additional shares which stockholders are being asked to approve would be for key personnel to be hired as part of future strategic acquisitions and awards for new hires and existing employees during our fiscal years ending March 31, 2010 and 2011.

We believe strongly that the increase of shares issuable under the 2007 Plan is essential to our continued success. Our employees are our most valuable assets. At our current and projected growth rate, we estimate that we will grant approximately 1.4 million shares in fiscal 2010 and approximately 1.4 million shares in fiscal 2011 to support new employee growth, employee retention efforts, acquisition activity, and other stock-based incentive programs. Our Board has determined that it is in the best interest of Salary.com and our stockholders to increase the shares issuable under the 2007 Plan. The Board believes that grants of restricted stock and other awards available under the 2007 Plan help create long-term equity participation in Salary.com and thereby assist us in attracting, retaining, motivating and rewarding employees and directors. As part of our growth strategy, we have stated that we intend to hire up to 100 new sales people during fiscal 2009 and 2010 and that we expect to continue making strategic acquisitions. We expect to use grants of restricted stock and other awards as a means of attracting these new sales people and the key personnel that we want to hire as part of an acquisition. We believe that increasing the number of shares available for grant under the 2007 Plan is a key component of making these components of our growth strategy successful. If stockholders do not approve the amendment, it will not be implemented and we will have to limit the number of awards granted.

Based solely on the closing price of our Common Stock as reported by the NASDAQ on July 21, 2008 and the maximum number of shares that would have been available for awards as of such date, the maximum aggregate market value of the Common Stock that could potentially be issued under the 2007 Plan is approximately $12.1 million. The shares we issue under the 2007 Plan may be authorized but unissued shares or shares we reacquire.

To ensure that certain awards granted under the 2007 Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986 (the “Code”)) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2007 Plan provides that the Compensation Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) earnings before interest, taxes, depreciation and amortization; (2) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (3) changes in the market price of the Stock; (4) economic value-added; (5) funds from operations or similar measures; (6) sales or revenue; (7) acquisitions or strategic transactions; (8) product development or quality; (9) operating income (loss); (10) cash flow (including, but not limited to, operating cash flow and free cash flow); (11) return on capital, assets, equity, or investment; (12) stockholder returns; (13) return on sales; (14) gross or net profit levels; (15) productivity (including, but not limited to, employee recruiting or retention, sales or revenue per headcount, costs per headcount and professional services invoicing); (16) expenses; (17) margins; (18) operating efficiency; (19) upsells; (20) customer satisfaction (including, but not limited to, renewal or retention rates, multi-year subscriptions and results of customer satisfaction surveys); (21) working capital; (22) earnings (loss) per share of Common Stock;

(23) market share; (24) market recognition (including, but not limited to, awards and analyst ratings); and (25) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code under the 2007 Plan will not exceed 1,500,000 shares of Common Stock for any performance cycle. If a performance-based award is payable in cash to any individual, it cannot exceed $1,000,000 for any performance cycle.

Vote Required

Approval of the amendment to the 2007 Plan requires a majority of affirmative votes properly cast in person or by proxy and entitled to vote at the annual meeting.

The Board of Directors recommends a vote “for” the approval of amendment to the 2007 Stock Option and Incentive Plan to increase the number of shares of Salary.com common stock authorized for issuance under the plan from 3,000,000 shares to 5,800,000 shares.

Summary of the 2007 Stock Option and Incentive Plan

The following is a summary of the principal features of the 2007 Plan and its operation. The following summary is qualified in its entirety by reference to the 2007 Plan, as it is proposed to be amended, as set forth in Appendix A, attached hereto.

Administration. The Compensation Committee of the Board of Directors is authorized to administer the 2007 Plan. The Compensation Committee has the power, subject to the provisions of the 2007 Plan: to determine the nature and extent of the awards to be made to each participant; to determine the time when awards will be made to participants; to establish the performance goals and determine the period of time within which performance is measured with respect to performance units; to establish the various targets and bonus amounts which may be earned by certain employees; to specify the relationship between the performance goals and the targets and amounts that may be earned by certain employees; to determine the period of time during which shares of restricted common stock or units are subject to restrictions; to determine the conditions for the payment of awards; and to prescribe the forms of agreements and documents evidencing the awards. The Compensation Committee also may delegate to our Chief Executive Officer the power to designate which of our non-officer employees shall receive stock options, and the number of shares of common stock that will be subject to each option award, subject to a maximum aggregate number of shares and guidelines as to the determination of the exercise price and the vesting criteria specified by the Compensation Committee at the time the delegation is made.

Term of the 2007 Plan. The 2007 Plan became effective as of January 17, 2007 and has a ten-year term. If the stockholders approve of the addition of shares to the 2007 Plan, the term of the 2007 Plan will be extended for ten years from such approval. No grants of awards under the 2007 Plan may be made after the expiration of the ten-year term.

Eligibility. Full-time and part-time officers and other employees, non-employee directors and other key persons (including consultants) of Salary.com or its subsidiaries are eligible to receive awards under the 2007 Plan, as selected by the Compensation Committee. As of June 30, 2008 there were 451 employees and six non-employee directors entitled to receive grants under the 2007 Plan.

Shares Subject to the 2007 Plan. If stockholders approve Proposal Two, a total of 5,800,000 shares of Salary.com Common Stock will be reserved for issuance under the 2007 Plan. As of June 30, 2008, 251,252 shares of Common Stock were available for issuance under the 2007 Plan. Generally, shares that are forfeited or canceled from previous awards under the 2007 Plan also will be available for future awards. In addition, awards that are returned to the Salary.com Second Amended and Restated 2000 Stock Option and Incentive Plan and the Salary.com First Amended and Restated 2004 Stock Option and Incentive Plan as a result of their expiration, cancellation, termination or repurchase are automatically made available for issuance under the 2007 Plan. As of June 30, 2008, options to purchase 1,625,955 shares of Salary.com common stock were outstanding under the 2007 Plan. These options had a weighted average exercise price of $6.77 and a weighted average remaining contractual life of 8.2 years. As of June 30, 2008, 2,459,460 shares of restricted stock had been issued and were outstanding under the 2007 Plan.

Plan Limits. In addition to the overall limit on the number of shares available under the 2007 Plan, no more than 3,000,000 shares will be issued under the Plan in the form of incentive stock options. In addition, no more than 900,000 awards of stock options and/or stock appreciation rights may be issued to any one individual in any calendar year period. If any award of restricted stock or deferred stock granted to an individual is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award shall not exceed 1,500,000 shares of Common Stock (subject to adjustment for stock splits and similar events) to any one such individual in any performance cycle. If any cash-based award is intended to qualify as “performance-based compensation” under Section 162(m) of the Code, then the maximum award to be paid in cash in any performance cycle may not exceed $1,000,000.

Types of Equity-Based Awards

Stock Options. The Compensation Committee may grant stock options to eligible persons under the 2007 Plan. Each option granted pursuant to the 2007 Plan is designated at the time of grant as either an incentive stock option or as a non-qualified stock option. Non-qualified stock options may be granted to all eligible persons, but incentive stock options may be granted only to employees of the Company and its subsidiaries. The option term of new option grants is limited to ten years. All options must have a per share option exercise price that is not less than the fair market value of shares of our common stock on the grant date. Incentive stock options granted to a holder of ten percent or more of our common stock must have a per share option exercise price that is not less than 110% of the fair market value of shares of our common stock on the grant date, and the option term is limited to five years. The option exercise price may be paid by cash, check, currently owned shares or by a cashless exercise validated through a broker.

Restricted Stock. Participants’ rights with respect to grants of restricted stock awarded under the 2007 Plan are subject to transferability and forfeiture restrictions during a restricted period. While the restrictions are in place, the participant generally has the rights and privileges of a stockholder, including the right to vote the restricted stock and to receive dividends.

Deferred Stock Awards. Each deferred stock award awarded by the Compensation Committee entitles the participant to receive one share of common stock for each unit at the end of the vesting or deferral periods. A holder of deferred stock awards has no voting rights, right to receive cash distributions, or other rights as a stockholder until shares of common stock are issued to the holder in settlement of the stock awards.

Stock Appreciation Rights. SARs are awards that give the recipient the right to receive an amount equal to (1) the number of shares exercised under the right, multiplied by (2) the amount by which our stock price exceeds the fair market value of shares of our common stock on the grant date. Payment may be in shares of our common stock with equivalent value.

Unrestricted Stock Awards. The Compensation Committee may also grant shares of Common Stock which are free from any restrictions under the 2007 Plan. Unrestricted stock may be granted in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights. The Compensation Committee may grant dividend equivalent rights which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of another award or as a freestanding award. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards. The Compensation Committee may grant cash bonuses under the 2007 Plan. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Minimum Vesting Periods. Awards of restricted stock and deferred stock are generally subject to minimum vesting periods. If such awards are subject to performance-based vesting, the minimum vesting period is three years, and if such awards are subject to time-based vesting, the minimum vesting period is one year.

Nontransferability of Awards. Awards granted under the 2007 Plan are generally not transferable by a participant, however, the administrator may grant limited transferability of identified and vested awards (i) by will, (ii) by the laws of descent and distribution, or (iii) to family members.

Change of Control. In connection with any change of control, except as may otherwise be provided in any applicable award or employment agreement, awards of time-based vesting or restrictions will automatically become fully vested and exercisable and all forfeiture restrictions with respect to such awards shall lapse prior to the consummation of the change in control. Awards of performance-based vesting will become vested, exercisable and non-forfeitable as specified by the Compensation Committee. In addition, with respect to any awards, in connection with any change in control, the Compensation Committee, in its sole discretion, may:

•

provide for the termination of any options or stock appreciation rights in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of such change in control or other transaction;

•	provide that after the occurrence of the transaction, the award cannot vest, be exercised or become payable;

•	provide that for a specified period of time prior to a transaction, an award shall be exercisable or payable or fully vested with respect to all shares covered thereby; or

•	provide that each outstanding option shall be assumed or substituted for an equivalent award, right or property by any successor corporation.

Any such action may be effected by the Compensation Committee either by the terms of the applicable award agreement or by action of the Compensation Committee taken prior to the change of control.

Adjustments for Stock Dividends, Stock Splits, Etc. The Compensation Committee shall make appropriate adjustments to the number of shares of common stock that are subject to the 2007 Plan, certain other limits under the 2007 Plan and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Amendments, Suspension and Termination. The Compensation Committee is generally authorized to adopt, amend and rescind rules relating to the administration of the 2007 Plan, and to amend, suspend and terminate the 2007 Plan. However, we must generally obtain approval of our stockholders: (i) to increase the number of shares of our common stock that may be issued under the 2007 Plan; (ii) to expand the type of awards available under the 2007 Plan or the eligibility to participate in the 2007 Plan; or (iii) materially change the method of determining fair market value. In addition, without stockholder approval, no option may be amended to reduce the option exercise price either through repricing or regranting.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and Salary.com of awards granted under the 2007 Plan. Tax consequences for any particular individual may be different. It does not describe all federal tax consequences under the 2007 Plan, nor does it describe state or local tax consequences.

Incentive Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (b) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Common Stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options. No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the Company’s stock is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

Restricted Stock and Deferred Stock Awards. A participant generally will not have taxable income at the time an award of restricted stock or restricted stock units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the award becomes either (a) freely transferable or (b) no longer subject to substantial risk of forfeiture. However, the recipient of a restricted stock award (but not an award of restricted stock units) may elect to recognize income at the time he or she receives the award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the award is granted.

Section 409A. Section 409A of the Internal Revenue Code (the “Code”) provides certain requirements on non-qualified deferred compensation arrangements. These include new requirements with respect to an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Section 409A also generally provides that distributions must be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date, or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service. The Company believes that awards issued under the 2007 Plan have been structured to comply with Section 409A, but the Internal Revenue Service has only recently issued final regulations under Section 409A and, accordingly, the requirements of Section 409A (and the application of those requirements to awards issued under the 2007 Plan) are not entirely clear.

Tax Effect for the Company. The Company generally will be entitled to a tax deduction in connection with an award under the 2007 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to Salary.com’s Chief Executive Officer and to each of its four most highly compensated executive officers. Under Section 162(m) of the Code, the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Salary.com can preserve the deductibility of certain compensation in excess of $1,000,000 if the conditions of Section 162(m) are met. The 2007 Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m), thereby permitting Salary.com to continue to receive a federal income tax deduction in connection with such awards.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND THE COMPANY WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE 2007 PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A SERVICE PROVIDER’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE SERVICE PROVIDER MAY RESIDE.

Limitation on Deductions. Under Section 162(m) of the Code, our deduction for certain awards under the 2007 Plan may be limited to the extent that the Chief Executive Officer or other executive officer whose compensation is required to be reported in the Summary Compensation Table other than the Principal Financial Officer receives compensation in excess of one million dollars a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2007 Plan is structured to allow grants to qualify as performance-based compensation.

New Plan Benefits

The number of awards that an employee, director or other key person may receive under the 2007 Plan is in the discretion of the Compensation Committee of the Board of Directors and therefore cannot be determined in advance. To date, only restricted stock awards and stock options have been granted under the 2007 Plan.

In lieu of providing information concerning the benefits that will be received under the 2007 Plan, the following table sets forth (a) the aggregate number of shares subject to options granted under the 2007 Plan during fiscal 2008, and (b) the fair market value of the number of unvested restricted stock award shares at year end based on the market value of Salary.com common stock at March 31, 2008 of $6.59 per share awarded to each named executive officer, all current executive officers as a group, all current directors who are not executive officers, as a group, and all employees who are not executive officers as a group.

Name and Position	Number of Options Granted	Restricted Stock Awards
Kent Plunkett	—	$420,494.72
Chairman, President and Chief Executive Officer
Kenneth S. Goldman(1)	—	139,358.73
Former Senior Vice President and Chief Financial Officer
Chris Power(2)	—	790,800.00
Former Senior Vice President and Chief Financial Officer
Yong Zhang	—	234,096.67
Executive Vice President, Chief Operating Officer and Chief Technology Officer
Teresa A. Shipp	—	126,158.96
Senior Vice President of Sales
Meredith A. Hanrahan	—	62,901.55
Senior Vice President and Chief Marketing Officer
Paul R. Daoust	—	—
Nominee for re-election as Director
Robert A. Trevisani	—	—
Nominee for re-election as Director
Bryce Chicoyne(3)	—	—
Senior Vice President and Chief Financial Officer and nominee for election as Director
All executive officers as a group	—	1,948,992.50
All non-employee directors as a group	—	—
All non-executive officer employees as a group	43,340	8,311,222.33

(1)	Mr. Goldman’s employment with Salary.com terminated effective December 31, 2007.

(2)	Mr. Power’s employment with Salary.com terminated effective May 12, 2008.

(3)	Mr. Chicoyne joined Salary.com on May 13, 2008.

Equity Compensation Plan Information

The following table sets forth certain information as of March 31, 2008 with respect to compensation plans under which our equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1):	1,702,684	$6.5775	4,906,991	(2)
Equity compensation plans not approved by security holders:	None	None	None
Total	1,702,684	$6.5775	4,906,991

(1)	Please see Note 9 of our Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for a description of our equity compensation plans.

(2)	Includes 490,098 shares that remain available for purchase under the Salary.com Employee Stock Purchase Plan, 1,276,892 shares for stock options that have been exercised but have not vested as of March 31, 2008 and 1,565,143 shares for restricted stock awards that have not vested as of March 31, 2008.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP, an independent registered public accounting firm, has audited the consolidated financial statements of Salary.com for the fiscal year ended March 31, 2008. Our Audit Committee has appointed Grant Thornton LLP to audit the consolidated financial statements of Salary.com for the fiscal year ending March 31, 2009. Our organizational documents do not require that our stockholders ratify the appointment of our independent registered public accounting firm and the Audit Committee has the sole discretion to retain or terminate our independent registered public accounting firm. We are submitting the appointment of Grant Thornton LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Grant Thornton LLP. We anticipate that representatives of Grant Thornton LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2009.

The aggregate fees billed to Salary.com by Grant Thornton LLP for the fiscal years ended March 31, 2007 and 2008 are as follows:

	2007	2008
Audit Fees(1)	$985,714	$651,352

Total	$985,714	$651,352

(1)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal controls over financial reporting, review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and other SEC filings. Audit Fees for fiscal 2007 include $810,759 incurred in connection with our initial public offering.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

On September 9, 2006, we informed Vitale, Caturano & Company LTD., or Vitale, of its dismissal as our independent registered public accounting firm, which was immediately effective. Effective October 2, 2006, Grant Thornton LLP was appointed as our independent registered public accounting firm for the year ended March 31, 2006. The decision to change independent registered public accounting firms was approved by our audit committee.

The audit report of Vitale on our financial statements for the years ended March 31, 2005 and March 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During its audit for the fiscal years ended March 31, 2005 and March 31, 2004 and during the period beginning April 1, 2005 and ended September 9, 2006 (the date we dismissed Vitale as our independent registered public accounting firm), we had no disagreements with Vitale on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Vitale’s satisfaction, would have caused Vitale to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304 (a)(1)(v) of Regulation S-K.

All of the services provided by Grant Thornton LLP described above under the caption “Audit Fees” were approved by our Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at March 31, 2007 and 2008 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2008, and has discussed them with management. The Audit Committee also reviewed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the results of its audits. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Grant Thornton LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Grant Thornton LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations; their evaluations of the Company’s internal controls, including internal controls over financial reporting; and the overall quality of the Company’s financial reporting.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008. The Audit Committee also approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.

Respectfully submitted by the Audit Committee,

Edward F. McCauley, Chair

Terry Temescu

Robert A. Trevisani

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

Salary.com’s compensation philosophy is to provide a highly competitive, flexible, market-based total compensation program to attract, motivate, and retain our most valuable resources: our people. Our compensation programs reflect a pay-for-performance strategy, reinforced with competitive pay-to-market data based on Salary.com’s proprietary market insight data. Our executive compensation program is intended to:

•	Encourage achievement of overall financial results and individual contributions by executive officers and other employees;

•	Align the interests of our employees with the interests of our stockholders, to promote short and long-term growth of our business;

•	Attract, retain, and reward highly qualified executive officers who create value for our stockholders; and

•	Reinforce our pay-for-performance strategy and our results driven culture that rewards individual, team, and corporate success.

For purposes of this document, the Chief Executive Officer, the Chief Financial Officer, as well as the other executive officers named in the Summary Compensation Table below, will be referred to as the “named executive officers.”

Role of the Compensation Committee

The Compensation Committee is delegated the responsibility for overseeing the total direct compensation for determining the compensation of our Chief Executive Officer and other named executive officers. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

The Compensation Committee ensures that all plans, policies, and practices utilized are consistent with our compensation philosophy and maintains an ongoing awareness of regulatory developments pertaining to the organization’s compensation and benefits programs. In addition, the Compensation Committee is responsible for reviewing our Chief Executive Officer’s performance and proposes compensation recommendations for named executive officers to the Board for action.

The Compensation Committee has the sole authority to select, retain, and/or replace any compensation or other outside consultant for assistance in the evaluation of directors, CEO, or other executive officers’ compensation, including the authority to approve the consultant’s fees and other retention terms. For the fiscal year ended March 31, 2008, the Committee selected Longnecker & Associates as its independent compensation consultant and has also selected this firm to act as its independent compensation consultant for the fiscal year ending March 31, 2009.

Role of Executives in Determining Compensation

The Compensation Committee reviews on a regular basis our compensation philosophy and programs so that the Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our specific business objectives. Management, including Kent Plunkett, our Chief Executive Officer, and our Vice President of Human Resources, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers.

The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Plunkett’s compensation with him, but makes decisions with respect to his compensation without him present.

Mr. Plunkett and other executive officers will occasionally attend Compensation Committee meetings, but leave the meetings as appropriate when matters of executive compensation pertaining to them are discussed.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may delegate certain of its responsibilities to sub-committees or other employees of the Company. The Compensation Committee has delegated to Mr. Plunkett the authority to grant stock options and make total compensation decisions for employees other than executive officers within defined guidelines. See the “Equity Grant Policy” section within this document.

Comparative Compensation Analysis

We align cash and equity compensation to the market as part of our market-driven pay philosophy. We have selected peer companies on the basis of fiscal and business model similarities with Salary.com, as well as peer companies who compete in the performance management market. We analyze market compensation practices on a regular basis, using a variety of survey sources available, including our proprietary market survey data for which Salary.com is known, as well as other independent survey sources to assist in our compensation analysis.

For the fiscal year ended March 31, 2008, we considered our peer companies to include the following public companies:

Company Name	Ticker Symbol
APPLIX, INC.	APLX
BANKRATE INC.	RATE
BLACKBOARD INC.	BBBB
CALLIDUS SOFTWARE INC.	CALD
CONCUR TECHNOLOGIES, INC.	CNQR
COSTAR GROUP, INC.	CSGP
CYBERSOURCE CORP.	CYBS
DOUBLE-TAKE SOFTWARE, INC.	DBTK
EBIX INC.	EBIX
EDGEWATER TECHNOLOGY INC.	EDGW
FALCONSTOR SOFTWARE INC.	FALC
GREENFIELD ONLINE INC.	SRVY
IMERGENT, INC.	IIG
INX INC.	INXI
J2 GLOBAL COMMUNICATIONS, INC.	JCOM
KENEXA CORP.	KNXA
THE KNOT, INC.	KNOT
LIVEPERSON, INC.	LPSN
LOGILITY, INC.	LGTY
NETRATINGS, INC.	NTRT
NETSMART TECHNOLOGIES INC.	NTST
OMNITURE, INC.	OMTR
ONLINE RESOURCES CORP.	ORCC
PERFICIENT, INC.	PRFT
QUALITY SYSTEMS, INC.	QSII
RIGHTNOW TECHNOLOGIES INC.	RNOW
SABA SOFTWARE, INC.	SABA
SMITH MICRO SOFTWARE, INC.	SMSI
SONIC SOLUTIONS	SNIC
SUCCESSFACTORS, INC.	SFSF
SYNCHRONOSS TECHNOLOGIES, INC.	SNCR
TALEO CORPORATION	TLEO

Elements of Compensation:

The primary elements of our executive compensation programs are:

•	Base salary;

•	Bonus incentive compensation;

•	Equity compensation; and

•	Perquisites and generally available benefit programs healthcare coverage and 401(k).

For the fiscal year ended March 31, 2008, we structured on-target total direct compensation for the named executive officers, including the CEO and CFO, so that base salaries were generally consistent with the competitive 50th percentile of our peer companies and none were above the 75th percentile. In fiscal 2008, annual incentive awards for most executive positions were in the competitive 75th percentile of our peer companies, and the Compensation Committee considered this to be appropriate.

Equity award levels were consistent with our longstanding practice of emphasizing equity compensation over cash compensation. We pay equity compensation at approximately the 50th—75th percentile for most positions.

Base Salary

We establish base salaries for named executive officers on the basis of their level of responsibility, their individual qualifications and experience, and competitive salary information. We review salaries annually and may adjust them from time to time in accordance with certain criteria, which include individual performance, the functions they are performing, the scope of the executive’s on-going duties, our financial performance, and general market changes or changes within the compensation peer group. To determine recommendations for each named executive officer other than himself, Mr. Plunkett reviews the comparable data with the Vice President of Human Resources and makes a recommendation to the Compensation Committee for review and approval. The Compensation Committee reviews recommendations with the third party compensation consultant as necessary.

Base salary with respect to Mr. Plunkett is reviewed annually by the Compensation Committee, and adjustments are determined by the Compensation Committee.

For the fiscal year ending March 31, 2009, the Compensation Committee approved the following base salary amounts, which became effective on July 1, 2008:

Named Executive Officer	Fiscal 2008 Base Salary ($)	Fiscal 2009 Base Salary ($)
Kent Plunkett	250,000	300,000
Kenneth S. Goldman(1)	185,000	—
Chris Power(2)	250,000	—
Bryce Chicoyne	—	235,000
Yong Zhang(3)	250,000	265,000
Teresa A. Shipp(4)	150,000	185,000
Meredith A. Hanrahan	165,000	165,000

(1)	Mr. Goldman’s employment with Salary.com terminated effective December 31, 2007.

(2)	Mr. Power’s employment with Salary.com terminated effective May 12, 2008.

(3)	Mr. Zhang’s base salary does not include compensation received from SDC China, Ltd., our wholly-owned subsidiary in Shanghai, China, for his services as President of that subsidiary. Beginning in August 2007, Mr. Zhang received RMB 16,000 per month in salary from SDC China, Ltd. During fiscal 2008, these payments equaled $17,363.

(4)	Ms. Shipp’s base salary for fiscal 2008 does not include commissions of $126,875 which were paid based on sales achievement against revenue targets. Ms. Shipp also is eligible for commissions based on sales achievement against fiscal 2009 revenue targets.

Incentive Compensation

Bonus Plan. The Compensation Committee annually approves awards under our existing bonus plan to provide a variable bonus designed to motivate participants to achieve our financial and other performance objectives, and rewards executives for their achievements when those objectives are met. This bonus may be payable in cash or in a restricted stock grant of the same/comparable value of the total cash bonus amount.

The amount of bonus paid under the bonus plan in fiscal 2008 to each named executive officer was based on our overall achievement against goals, including achievement of quarterly and yearly corporate financial and non-financial performance objectives, including bookings, revenue and free cash flow, overall team performance, and individual performance against established objectives. For certain performance objectives it was possible to exceed the targeted achievement and receive a bonus payment in excess of the target. While performance targets are established at levels that are intended to be achievable, a maximum bonus payout would require very high levels of both individual and company performance that we believe is possible but difficult to achieve. All of the bonuses paid to our named executive officers for fiscal 2008 were paid in restricted stock.

Together with the Compensation Committee, target bonuses are reviewed annually and may be adjusted from time to time if needed to reflect changes within the market. To determine target bonus recommendations for each named executive officer other than himself, Mr. Plunkett reviews the market comparable data with the Vice President of Human Resources and makes recommendations to the Compensation Committee for review and approval. The Compensation Committee reviews Mr. Plunkett’s target bonus annually and adjustments are determined and made by the Compensation Committee.

In June 2008, the Compensation Committee approved the following on-target bonus amounts with respect to our named executive officers under the bonus plan for fiscal 2008:

Named Executive Officer	Fiscal 2008 Target Bonus ($)	Percent Attainment (%)	Fiscal 2008 Actual Bonus ($)	Fiscal 2009 Target Bonus ($)
Mr. Plunkett	250,000	50%	125,000	300,000
Mr. Goldman(1)	74,000	N/A	N/A	N/A
Mr. Power(2)	125,000	N/A	N/A	N/A
Mr. Chicoyne	N/A	N/A	N/A	117,500
Mr. Zhang	125,000	80%	100,000	132,500
Ms. Shipp	60,000	60%	36,000	92,500
Ms. Hanrahan	53,625	70%	37,538	66,000

(1)	Mr. Goldman’s employment with Salary.com terminated effective December 31, 2007.

(2)	Mr. Power’s employment with Salary.com terminated effective May 12, 2008.

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders, and to attract and retain the highest-caliber executives. We grant stock options and restricted stock to employees, including our named executive officers, under our stock plans.

In 2008, equity grants to our named executive officers under our 2007 Stock Option and Incentive Plan were made in restricted stock. We continue to reserve the right to use a combination of restricted stock and stock options when it is deemed appropriate or convenient.

In fiscal 2008, the following stock awards were made to each named executive officer in the following amounts:

Named Executive Officer	Stock Awards (#)
Kent Plunkett	89,968
Chris Power	120,000
Kenneth S. Goldman	47,107
Yong Zhang	48,283
Teresa A. Shipp	31,054
Meredith Hanrahan	13,827

These grants were made in fiscal 2008 and are intended to meet our retention objectives and maintain our market alignment for target compensation. The Compensation Committee reviewed competitive market data, individual performance, and business objectives in determining the awards above.

Equity Grant Policy

We have prepared guidelines for the grant of equity compensation to our employees, including our named executive officers. These guidelines were determined based on a competitive analysis against peer companies and fair and reasonable equity guidelines by employee level and position. The Compensation Committee has delegated authority to our Chief Executive Officer to grant stock options to employees, other than executive officers and employees who report to our Chief Executive Officer, within the guidelines. We also have prepared guidelines for the grant of restricted stock. These guidelines are based on the same principles we used in establishing the stock option grant guidelines. All stock awards are subject to approval by the Compensation Committee.

The effective date for all stock option awards granted by our Chief Executive Officer is the first business day of the month following the date on which he approved the award. The effective date for all equity awards made by the Compensation Committee is the date on which the Committee approves the award, unless otherwise specified by the Committee. All stock options are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. Neither our Chief Executive Officer nor the Committee grants equity awards in anticipation of the release of material nonpublic information. We do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change of Control Protection

We have entered into an employment agreement with our Chief Executive Officer which in part provides for severance benefits in certain circumstances, including upon termination without cause or for good reason, and upon termination without cause or for good reason following a change of control of Salary.com We also have entered into a letter agreement with our Chief Financial Officer which in part provides for severance benefits upon termination without cause or for good reason. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate our Chief Executive Officer and Chief Financial Officer to continue employment with Salary.com and maximize stockholder value in the event of a potential change in control. Equity awards issued to all employees, including our named executive officers, under our 2007 Stock Option and Incentive Plan, provide that vesting of all unvested portions of such equity awards will be accelerated if there is a change in control of Salary.com. Stock options issued to all employees, including our named executive officers, under our 2000 Stock Option and Incentive Plan and our 2004 Stock Option and Incentive Plan, provide that vesting of all but the final year of such options will be accelerated if there is a change in control of Salary.com. The severance benefits and employment agreements are described in more detail in “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan, except that our Chief Executive Officer may not participate in the employee stock purchase plan because he owns more than 5% of the voting power of our common stock. In addition, our named executive officers may participate in the various employee benefit plans that are generally available to all employees, including: medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In fiscal 2008, we did not match employee contributions to our 401(k) plan. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to the named executive officers.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1 million paid for any fiscal year to the CEO and certain other named executive officers. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. Compensation above $1 million may be deductible if it is deemed to be “performance-based compensation” within the meaning of the Internal Revenue Code. We will take the necessary steps to comply with the $1 million compensation deduction under Section 162(m) of the Internal Revenue Code, and will substantiate any performance-based compensation in the form of incentive bonuses and/or equity awards should the total compensation exceed $1 million.

Conclusions

We believe that our executive compensation programs strongly support our pay-for-performance strategy. We further believe that compensation levels for our Chief Executive Officer and other named executive officers are consistent with competitive compensation practices in our industry, and thus assist us in attracting and retaining the highest caliber of talent to meet and exceed our business objectives. We will continue to review our programs on a regular basis and expect to update them on occasion, based on changes in competitive pay practices, regularly requirements, and business needs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Salary.com Compensation Committee,

Robert A. Trevisani, Chairman

Paul R. Daoust

Edward F. McCauley

SUMMARY COMPENSATION TABLE

The following summarizes the compensation earned during the fiscal year ended March 31, 2008, which we refer to as fiscal 2008, by (i) our Chief Executive Officer, (ii) our Chief Financial Officers and (iii) each of our three other most highly compensated executive officers who were serving as executive officers on March 31, 2008 and whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Stock Awards ($)(1)	Option Grants ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kent Plunkett	2008	250,000	224,506	724,552	125,000	—	1,324,058
Chairman, President and Chief Executive Officer	2007	196,875	—	1,804,943	175,000	—	2,176,818
Kenneth S. Goldman(4)	2008	146,458	131,494	100,229	—	—	378,181
Former Senior Vice President, Chief Financial Officer and Treasurer	2007	185,000	—	125,282	74,000	—	384,282
Chris Power(5)	2008	61,699	171,930	—	—	—	233,629
Former Senior Vice President, Chief Financial Officer and Treasurer	—	—	—	—	—	—	—
Yong Zhang(6)	2008	267,363	100,810	80,096	100,000	—	548,269
Executive Vice President, Chief Operating Officer and Chief Technology Officer	2007	250,000	—	277,001	100,000	—	627,001
Teresa A. Shipp(7)	2008	271,042	60,174	39,230	36,000	—	406,446
Senior Vice President of Sales	2007	218,421	—	139,428	78,000	—	435,849
Meredith A. Hanrahan	2008	165,000	33,584	56,880	37,538	—	293,002
Senior Vice President and Chief Marketing Officer	2007	164,583	—	62,928	31,000	—	255,040

(1)	Amounts reported for 2008 and 2007 represent the compensation cost recognized by Salary.com for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our the Annual Report on Form 10-K for the fiscal years ended March 31, 2008 and 2007, respectively, without giving effect to estimated forfeitures. With respect to Mr. Plunkett, the amounts reported for 2007 include compensation cost of approximately $1.3 million recognized by Salary.com for financial statement reporting purposes based on the accelerated vesting of 854,449 shares restricted stock issued upon exercise of unvested stock options. The amounts reported for 2008 and 2007 do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(2)	Amounts reported in 2008 represent amounts paid in June 2008 under Salary.com’s annual incentive bonus program. Bonuses for fiscal 2008 were paid in restricted stock based on the fair market value of our common stock on the date of grant. These grants vested on June 13, 2008. Amounts reported in 2007 represent amounts paid in July 2007 under Salary.com’s annual incentive bonus program. Bonuses for fiscal 2007 were paid in restricted stock based on the fair market value of our common stock on the date of grant. These grants vested on August 16, 2007.

(3)	Excludes benefits and perquisites received by the named executive officers that do not exceed an aggregate of $10,000.

(4)	Mr. Goldman’s employment with Salary.com terminated effective December 31, 2007. Under the terms of his separation agreement, Mr. Goldman received $30,834 in cash and restricted stock with a value of $154,166, which will vest on December 31, 2008. These amounts are reflected in the above table as compensation to Mr. Goldman during fiscal 2008.

(5)	Mr. Power joined Salary.com on January 2, 2008, and his employment with Salary.com terminated effective May 12, 2008. The terms of Mr. Power’s separation have not yet been finalized.

(6)	Includes $17,363 paid to Mr. Zhang for services performed as President of SDC China, Ltd., our wholly-owned subsidiary in Shanghai, China.

(7)	Amounts reported in 2008 represent salary of $144,167 and sales commissions of $126,875 (of which $22,083 was paid in restricted stock). Amounts reported in 2007 represent salary of $136,667 and sales commissions of $81,754.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended March 31, 2008, certain information regarding incentive plan awards and options granted to the named executive officers.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Kent Plunkett	N/A	—	$250,000	—	—	—
Kent Plunkett	7/25/2007	—	—	—	76,569	$999,991
Kent Plunkett	7/25/2007	—	—	—	13,399	$174,991
Kenneth S. Goldman	N/A	—	$74,000	—	—	—
Kenneth S. Goldman	7/18/2007	—	—	—	585	$7,488
Kenneth S. Goldman	7/25/2007	—	—	—	19,709	$257,400
Kenneth S. Goldman	7/25/2007	—	—	—	5,666	$73,998
Kenneth S. Goldman	3/7/2008	—	—	—	21,147	$146,126
Chris Power	N/A	—	$125,000	—	—	—
Chris Power	1/2/2008	—	—	—	100,000	$1,344,000
Chris Power	1/2/2008	—	—	—	20,000	$268,800
Yong Zhang	N/A	—	$100,000	—	—	—
Yong Zhang	7/25/2007	—	—	—	30,627	$399,989
Yong Zhang	7/25/2007	—	—	—	7,656	$99,987
Yong Zhang	1/4/2008	—	—	—	10,000	$123,400
Teresa A. Shipp	N/A	—	$56,000	—	—	$—
Teresa A. Shipp	7/25/2007	—	—	—	19,372	$252,998
Teresa A. Shipp	7/25/2007	—	—	—	5,972	$77,994
Teresa A. Shipp	12/31/2007	—	—	—	3,000	$38,550
Teresa A. Shipp	2/5/2008	—	—	—	1,077	$10,167
Teresa A. Shipp	2/29/2008	—	—	—	1,633	$17,049
Meredith A. Hanrahan	N/A	—	$53,625	—	—	—
Meredith A. Hanrahan	7/25/2007	—	—	—	11,454	$149,589
Meredith A. Hanrahan	7/25/2007	—	—	—	2,373	$30,991

(1)	Represents potential amounts payable under Salary.com’s annual incentive bonus program for fiscal 2008. Actual amounts paid based on fiscal 2008 performance are as set forth in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2008

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2008.

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Vesting Commencement Date(1)		Exercisable(2)	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Kent Plunkett	12/22/2006	12/31/2006		136,161	—	7.41	12/22/2016	—		—
	1/19/2007	3/31/2008	(4)	—	400,000	10.50	1/19/2017	—		—
	7/25/2007	2/15/2008		—	—	—	—	63,808	(6)	420,494.72
Chris Power	1/2/2008	8/15/2008		—	—	10.50	1/19/2017	100,000	(6)	659,000.00
	1/2/2008	1/2/2009		—	—	8.21	2/5/2017	20,000	(7)	131,800.00
Yong Zhang	1/4/2008	11/15/2008		—	—	—	—	10,000	(8)	65,900.00
	7/25/2007	4/30/2006		—	—	—	—	25,523	(6)	168,196.57
	3/31/2006	4/30/2006		11,200		0.22	3/31/2016	—		—
	1/19/2006	2/21/2007		40,000	—	10.50	1/19/2017	—		—
	12/20/2004	1/20/2005		—	—	0.22	12/20/2014	3,360		22,142.40
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	9,334		61,511.06
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	8,130		53,576.70
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	25,200		166,068.00
Teresa A. Shipp	7/25/2007	2/15/2008		—	—	—	—	16,144	(6)	106,388.96
	12/31/2007	11/15/2008		—	—	—	—	3,000	(8)	19,770.00
	3/31/2006	4/30/2006		11,200	—	0.22	3/31/2016	—		—
	1/19/2007	2/21/2007	(5)	20,000	—	10.50	1/19/2017	—		—
	6/30/2003	7/30/2003		—	—	0.22	6/30/2013	2,660		17,529.40
	12/20/2004	1/20/2005		—	—	0.22	12/20/2014	5,880		38,749.20
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	6,440		42,439.60
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	4,327		28,514.93
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	31,945		210,517.55
Meredith Hanrahan	7/25/2007	2/15/2008		—	—	—	—	9,545	(6)	62,901.55
	3/31/2006	4/30/2006		11,200	—	0.22	3/31/2016	—		—
	1/19/2007	2/21/2007	(5)	20,000	—	10.50	1/19/2017	—		—
	9/30/2005	9/30/2005		—	—	0.22	9/30/2010	33,600		221,424.00
	11/8/2005	6/30/2007		—	—	0.22	6/30/2017	25,900		170,681.00

(1)	Unless otherwise indicated, all options granted to the named executive officers vest over a five-year period, at a rate of 1/60th per month beginning on the vesting commencement date.

(2)	All options were granted under the Salary.com 2004 Stock Option and Incentive Plan which permits the optionee to exercise both unvested and vested options at any time. Shares issued upon exercise of unvested options are issued as restricted stock which vests in accordance with the option vesting schedule.

(3)	Market value of shares or units of stock that have not vested equals $6.59, the closing price on the Nasdaq Global Market on March 31, 2008, multiplied by the number of shares or units of stock.

(4)	These options vest annually in equal installments over a five-year period, beginning on the vesting commencement date.

(5)	These options vested 25% on February 21, 2007 (the closing date of our initial public offering) and the remainder vest over a three-year period at a rate of 1/48th per month.

(6)	These options were related to our employee referral program and vested immediately.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended March 31, 2008 certain information regarding the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested, during fiscal 2008 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Kent Plunkett	26,160	276,338
Kenneth S. Goldman	5,861	74,435
Yong Zhang	12,760	139,696
Teresa A. Shipp	11,910	124,772
Meredith Hanrahan	4,281	46,011

(1)	Reflects the closing price of Salary.com’s common stock on the vesting date.

(2)	In connection with the negotiation of Mr. Plunkett’s employment agreement, in February 2007, the Compensation Committee accelerated the vesting of 854,449 shares of restricted stock which had been issued to Mr. Plunkett upon the exercise of unvested stock options.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2006, the Compensation Committee and Kent Plunkett, our President and Chief Executive Officer, mutually agreed to terminate Mr. Plunkett’s then existing employment agreement and begin negotiation of the terms of a new employment agreement. In February 2007, we entered into a new Employment Agreement with Mr. Plunkett. The new employment agreement has a three year term, and under the agreement Mr. Plunkett is entitled to receive:

•	an initial annual salary of $250,000;

•	an annual target bonus equal to 100% of his annual salary;

•	grants of equity compensation as determined annually in the sole discretion of the Compensation Committee; and

•	benefits under our employee benefit plans consistent with those provided to our other executive officers.

The agreement includes a provision prohibiting Mr. Plunkett, during his employment and for one year thereafter, from engaging in certain business activities and from soliciting our employees and customers.

In connection with the negotiation of the new employment agreement, on January 19, 2007, the Compensation Committee granted Mr. Plunkett an option to purchase 400,000 shares of common stock, which is exercisable at $10.50 per share price, has a term of ten years and vests annually over five years commencing March 31, 2008. Also in connection with the negotiation of the new employment agreement, on February 7, 2007, the Compensation Committee accelerated the vesting of 854,449 shares of restricted stock held by Mr. Plunkett. These shares had been issued to Mr. Plunkett in March 2006 upon the exercise of stock options granted to him between June 2003 and March 2006 under the 2000 Stock Option and Incentive Plan and the 2004 Stock Option and Incentive Plan.

In March 2006, we entered into a letter agreement with Kenneth S. Goldman, pursuant to which we offered Mr. Goldman the position of Senior Vice President and Chief Financial Officer. The agreement provided that we would pay Mr. Goldman an annual base salary of $185,000, subject to annual review by the Compensation Committee, and that he was eligible to receive a performance-based cash bonus of up to 40% of his base salary. In addition, during Mr. Goldman’s employment with us and for a period of one year after the termination of his employment, he is restricted from engaging in any business that competes with our business and from soliciting any of our employees. Mr. Goldman also has agreed to maintain the confidentiality of our business information. In connection with the termination of Mr. Goldman’s employment with us, on January 8, 2008, we entered into a Separation Agreement and Release with Mr. Goldman. Under the agreement, Mr. Goldman received $30,834 in cash and restricted stock with a value of $154,166, which will vest on December 31, 2008. In addition, we accelerated the vesting on 7,000 shares of restricted common stock held by Mr. Goldman, and Mr. Goldman agreed not to exercise 9,446 vested stock options.

In January 2008, we entered into a letter agreement with Chris Power, pursuant to which we offered Mr. Power the position of Senior Vice President and Chief Financial Officer. The agreement provided that we would pay Mr. Power an annual base salary of $250,000, subject to annual review by the Compensation Committee, and that he was eligible to receive a performance-based cash bonus of up to 50% of his base salary. Mr. Power also received the following equity awards pursuant to our 2007 Plan and the applicable forms of award agreements, which have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference: (i) 100,000 shares of restricted common stock, which vest in equal installments every six months after the grant date over a three year period, and (ii) 20,000 shares of restricted common stock, which vest on or about the one year anniversary of the grant date. Furthermore, if Mr. Power’s employment was terminated by us other than (i) for cause or (ii) as the result of his death or disability, Mr. Power would be entitled to receive shares of restricted common stock with a value equal to (a) fifty percent (50%) of his then current base salary plus (b) fifty percent (50%) of his target bonus, based on the average closing price of our common stock for the ten trading days preceding the grant date. In addition, we would accelerate vesting of previously granted restricted stock by twelve months. During Mr. Power’s employment with us and for a period of one year after the termination of his employment, he is restricted from engaging in any business that competes with our business and from soliciting any of our employees. Mr. Power also has agreed to maintain the confidentiality of our business information. Effective May 13, 2008, Bryce Chicoyne replaced Chris Power as our Chief Financial Officer. The terms of Mr. Power’s separation have not yet been finalized.

In April 2008, we entered into a letter agreement with Bryce Chicoyne, pursuant to which we offered Mr. Chicoyne the position of Senior Vice President and Chief Financial Officer. The agreement provides that we will pay Mr. Chicoyne an annual base salary of $235,000, subject to annual review by the Compensation Committee, and that he is eligible to receive a performance-based bonus of up to 50% of his base salary. Mr. Chicoyne also received the following equity awards pursuant to our 2007 Plan and the applicable forms of award agreements, which have been previously filed with the Securities and Exchange Commission and are incorporated herein by reference: (i) 100,000 shares of restricted common stock, which vest in equal installments every six months after the grant date over a three year period, and (ii) 20,000 shares of restricted common stock, which vest on or about the one year anniversary of the grant date. Furthermore, if Mr. Chicoyne’s employment is terminated by us other than (i) for cause or (ii) as the result of his death or disability, or by Mr. Chicoyne for good reason, Mr. Chicoyne will be entitled to receive shares of restricted common stock with a value equal to (a) one year of his then current base salary plus (b) one year of his target bonus, based on the average closing price of our common stock for the ten trading days preceding the grant date. During Mr. Chicoyne’s employment with us and for a period of one year after the termination of his employment, he is restricted from engaging in any business that competes with our business and from soliciting any of our employees. Mr. Chicoyne also has agreed to maintain the confidentiality of our business information.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Salary.com, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreement with Mr. Plunkett, if his employment is terminated by us without cause, or by Mr. Plunkett for good reason, he would be entitled to receive a payment equal to one and one-half times his base salary and his average bonus for the previous two fiscal years. In addition, all of his unvested options and other stock-based awards which were granted prior to December 31, 2006 would immediately vest and the portion of his unvested options and other stock-based awards which were granted after January 1, 2007 and would have vested during the 18-month period after the termination date also would immediately vest. If within 24 months of a change in control, Mr. Plunkett’s employment is terminated by us without cause, or by Mr. Plunkett for good reason, he would be entitled to receive a payment equal to two times his base salary and his average bonus for the previous two fiscal years. In addition, all of his unvested options and other stock-based awards would immediately vest. Mr. Plunkett also would be entitled to an additional payment equal to the amount of any excise tax payable by him pursuant to the Internal Revenue Code. In either case, subject to his payment of the employee portion of such benefits, Mr. Plunkett would be entitled to continue participating in our health benefit programs.

Under our letter agreement with Mr. Power, if his employment with us is terminated following an acquisition of Salary.com, he would be entitled to receive shares of restricted common stock with a value equal to (a) fifty percent (50%) of his then current base salary plus (b) fifty percent (50%) of his target bonus, based on the average closing price of our common stock for the ten trading days preceding the grant date. In addition, we would accelerate vesting of previously granted restricted stock by twelve months. Effective May 12, 2008, Mr. Power ceased to be an employee of Salary.com, and therefore he would not be entitled to benefits in connection with a future change of control.

Under our letter agreement with Mr. Goldman, if his employment with us is terminated following an acquisition of Salary.com, he would be entitled to receive a payment equal to twelve months’ salary and bonus. In addition, we would accelerate vesting of previously granted restricted stock by twelve months. In connection with the termination of Mr. Goldman’s employment with us, on January 8, 2008, we entered into a Separation Agreement and Release with Mr. Goldman. Under the agreement, Mr. Goldman received $30,834 in cash and restricted stock with a value of $154,166, which will vest on December 31, 2008. In addition, we accelerated the vesting on 7,000 shares of restricted common stock held by Mr. Goldman, and Mr. Goldman agreed not to exercise 9,446 vested stock options.

Under our letter agreement with Mr. Chicoyne, if his employment is terminated by us without cause, or by Mr. Chicoyne for good reason, he would be entitled to receive shares of restricted common stock with a value equal to (a) one year of his then current base salary plus (b) one year of his target bonus, based on the average closing price of Salary.com’s common stock for the ten trading days preceding the grant date.

Equity awards issued to all employees, including the named executive officers, under our 2007 Plan, provide that vesting of all unvested portions of such equity awards will be accelerated if there is a change in control of Salary.com. Stock options issued to all employees, including the named executive officers, under our 2000 Stock Option and Incentive Plan and our 2004 Stock Option and Incentive Plan, provide that vesting of all but the final year of such options will be accelerated if there is a change in control of Salary.com.

The following tables describe the potential payments and benefits to which the named executive officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Salary.com (with no termination of employment) and (iii) termination of the executive’s employment by us without cause or, in the case of Mr. Plunkett, by the executive for good reason following a change of control of Salary.com. Calculations for this table are based on the following assumptions: (a) the triggering event took place on March 31, 2008 and (b) the per share price of our common stock is $6.59, the closing price on March 31, 2008.

Termination of Employment Effective March 31, 2008 with No Change of Control

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	$525,000	$11,627	$252,292	—	$788,919
Kenneth S. Goldman	—	—	—	—	—
Chris Power	$187,500	—	$351,467	—	$538,967
Yong Zhang	—	—	—	—	—
Meredith A. Hanrahan	—	—	—	—	—
Teresa A. Shipp	—	—	—	—	—
Total	$712,500	$11,627	$603,759	—	$1,327,886

Change in Control with No Termination of Employment

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	—	—	$420,495	—	$420,495
Kenneth S. Goldman	—	—	—	—	—
Chris Power	—	—	790,800	—	790,800
Yong Zhang	—	—	448,356	—	448,356
Meredith A. Hanrahan	—	—	337,147	—	337,147
Teresa A. Shipp	—	—	353,283	—	353,283

Total	—	—	$2,350,081		$2,350,081

Termination of Employment Following a Change of Control Effective March 31, 2008

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	$687,500	$11,627	$420,495	$337,057	$1,419,179
Kenneth S. Goldman	—	—	—	—	—
Chris Power	187,500	—	790,800	—	978,300
Yong Zhang	—	—	448,356	—	448,356
Meredith A. Hanrahan	—	—	337,147	—	337,147
Teresa A. Shipp	—	—	353,283	—	353,283

Total	$837,500	$11,627	$2,350,081	$337,057	$3,536,265

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since April 1, 2007, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

General

Kevin Plunkett, our Vice President of Media Sales and who joined the Company in January 2000, is the brother of Kent Plunkett, our Chairman, President, Chief Executive Officer and holder of more than 5% of our outstanding capital stock. Kevin Plunkett received annual compensation of approximately $214,000 during the calendar year ended December 31, 2007.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance any proposed related person transactions. Salary.com will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on July 21, 2008, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after July 21, 2008, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Ownership calculations below are based on 16,199,993 shares outstanding as of July 21, 2008.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders
Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust(2)	896,000	5.53%
Cortina Asset Management, LLC(3)	1,316,392	8.13
Stephen J. Clearman/Kinderhook Partners(4)	1,126,913	6.96
T. Rowe Price Associates, Inc.(5)	1,837,000	11.334
J. Carlo Cannell(6)	976,000	6.02
Non-Employee Directors
Paul R. Daoust	44,683	*
John F. Gregg(7)	140,617	*
Edward F. McCauley	44,241	*
John R. Sumser(8)	44,601	*
Terry Temescu(9)	22,451	*
Robert A. Trevisani(10)	43,208	*
Named Executive Officers
Kent Plunkett(11)	2,963,779	17.71
Kenneth S. Goldman	144,107	*
Bryce Chicoyne	120,000	*
Yong Zhang(12)	372,270	2.29
Chris Power	—	—
Meredith A. Hanrahan(13)	127,237	*
Teresa A. Shipp(14)	201,978	1.24
All directors and officers as a group (13 persons)(15)	4,498,715	26.56

*	Less than 1% of the outstanding shares of common stock

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451.

(2)	The address of the trust is Christopher L. Plunkett, Trustee, c/o Christopher L. Plunkett P.C., 265 Essex Street, Salem Massachusetts 01970. Does not include 2,847,997 shares held by Kent Plunkett. Christopher L. Plunkett, the trustee of the Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust, has sole voting and dispositive power over the securities held by the trust.

(3)	The address of Stephen J. Clearman/Kinderhook Partners is 1 Executive Drive, Suite 160, Fort Lee, NJ 07024. Stephen J. Clearman/Kinderhook Partners has shared voting and dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by Stephen J. Clearman/Kinderhook Partners with the Securities and Exchange Commission on May 27, 2008.

(4)	The address of Cortina Asset Management, LLC is 330 East Kilbourn Avenue, Suite 850, Milwaukee, WI 53202. Cortina Asset Management, LLC has sole voting and dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by Cortina Asset Management, LLC with the Securities and Exchange Commission on January 25, 2008.

(5)	The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, MD 21202. T. Rowe Price Associates, Inc. has sole voting power with respect to 120,100 of these shares and sole dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the Securities and Exchange Commission on March 10, 2008.

(6)	The address of J. Carlo Cannell is P.O. Box 3459, 240 E. Deloney Ave., Jackson, WY 83001. J. Carlo Cannell has sole voting and dispositive power with respect to all of these shares. This information has been obtained from a Schedule 13G filed by J. Carlo Cannell with the Securities and Exchange Commission on July 7, 2008.

(7)	Includes 13,440 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(8)	Includes 13,440 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(9)	Includes 11,540 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(10)	Includes 19,600 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(11)	Does not include 17,920 shares held by Julianne Pemberton, Mr. Plunkett’s spouse, or 896,000 shares held by the Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust, over which Mr. Plunkett does not have voting or dispositive power. Includes 536,161 shares of common stock issuable to Mr. Plunkett upon exercise of stock options and 484 shares of common stock issuable to Mr. Plunkett upon exercise of warrants.

(12)	Includes 51,200 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(13)	Includes 7,840 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(14)	Includes 31,200 shares issuable upon the exercise of options that are exercisable within 60 days of July 21, 2008.

(15)	Includes 740,325 shares of common stock issuable upon exercise of stock options and 484 shares of common stock issuable upon exercise of warrants.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our Compensation Committee has ever been an employee of Salary.com.

During fiscal 2008, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officer, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information, we believe that, during the fiscal year ended March 31, 2008, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for the following: (i) Form 4’s for William Coleman, Christopher Fusco, Kenneth Goldman, Meredith Hanrahan, Kent Plunkett, Teresa Shipp and Yong Zhang to report restricted stock grants on July 25, 2007 which were filed on August 21, 2007, and (ii) a Form 4 for Teresa Shipp to report a restricted stock grant on December 31, 2007 which was filed on January 9, 2008.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: July 29, 2008

APPENDIX A

SALARY.COM, INC.

2007 STOCK OPTION AND INCENTIVE PLAN

Amended and restated, subject to approval of stockholders on September 18, 2008

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Salary.com, Inc. 2007 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants and prospective employees) of Salary.com, Inc. (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Deferred Stock Awards, Restricted Stock Awards, Unrestricted Stock Awards, Cash-based Awards and Dividend Equivalent Rights.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Committee” means the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Deferred Stock Award” means an Award of phantom stock units to a grantee.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan is approved by stockholders as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Committee; provided, however, that if the Stock is admitted to quotation on the NASDAQ Global Market (“NASDAQ”), the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations; provided further, however, that if the date for which Fair Market Value is determined is the first day when trading prices for the Stock are reported on NASDAQ, the Fair Market Value shall be the “Price to the Public” (or equivalent) set forth on the cover page for the final prospectus relating to the Company’s Initial Public Offering.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Initial Public Offering” means the consummation of the first fully underwritten, firm commitment public offering pursuant to an effective registration statement under the Act covering the offer and sale by the Company of its equity securities, or such other event as a result of or following which the Stock shall be publicly held.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-based Award” means any Restricted Stock Award, Deferred Stock Award or Cash-based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Committee, including, but not limited to, the individual, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of the Stock; economic value-added; funds from operations or similar measures; sales or revenue; acquisitions or strategic transactions; product development or quality; operating income (loss); cash flow (including, but not limited to, operating cash flow and free cash flow); return on capital, assets, equity, or investment; stockholder returns; return on sales; gross or net profit levels; productivity (including, but not limited to, employee recruiting or retention, sales or revenue per headcount, costs per headcount and professional services invoicing); expenses; margins; operating efficiency; upsells; customer satisfaction (including, but not limited to, renewal or retention rates, multi-year subscriptions and results of customer satisfaction surveys); working capital; earnings (loss) per share of Stock; market share; market recognition (including, but not limited to, awards and analyst ratings); and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Deferred Stock Award or Cash-based Award.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Committee for a Performance Cycle based upon the Performance Criteria.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Committee, shares of Stock subject to such restrictions and conditions as the Committee may determine at the time of grant.

“Sale Event” shall mean (i) the dissolution or liquidation of the Company, (ii) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (iii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iv) the sale of all of the Stock of the Company to an unrelated person or entity.

“Sale Price” means the value as determined by the Committee of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a fifty percent (50%) interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; COMMITTEE AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Committee. The Plan shall be administered by the Committee.

(b) Powers of Committee. The Committee shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Deferred Stock Awards, Unrestricted Stock Awards, Cash-based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Committee shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Options. Subject to applicable law, the Committee, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Committee’s authority and duties with respect to the granting of Options, to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Committee shall include a limitation as to the amount of Options that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Committee may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Committee’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award, the provisions applicable in the event employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(e) Indemnification. Neither the Board nor the Committee, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Committee (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f) Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Committee, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Committee determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Committee determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Committee may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be the sum of (i) 5,800,000 shares and (ii) such number of shares as equals that number of stock options or awards returned to (A) the Company’s Second Amended and Restated 2000 Stock Option and Incentive Plan, as amended and in effect from time to time, after the Effective Date and (B) the Company’s First Amended and Restated 2004 Stock Option and Incentive Plan, as amended and in effect from time to time, after the Effective Date, in each case as a result of the expiration, cancellation or termination of such stock options or awards, subject to adjustment as provided in Section 3(b); provided that not more than 3,000,000 shares shall be issued in the form of Incentive Stock Options. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 300,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Committee shall make an equitable or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, (v) the number of Stock Options automatically granted to Non-Employee Directors, and (vi) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Committee shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends declared and paid other than in the ordinary course or any other extraordinary corporate event to the extent necessary to avoid distortion in the value of Awards. The adjustment by the Committee shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Committee in its discretion may make a cash payment in lieu of fractional shares.

No adjustment shall be made under this Section 3(b) in the case of an Option or Stock Appreciation Right, without the consent of the grantee, if it would constitute a modification, extension or renewal of the Option within the meaning of Section 424(h) of the Code or a modification of the Option or Stock Appreciation Right such that the Option or Stock Appreciation Right becomes treated as “nonqualified deferred compensation” subject to Section 409A.

(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event and all other Awards shall become fully vested and nonforfeitable as of the effective time of the Sale Event, except as the Committee may otherwise specify with respect to particular Awards in the relevant Award documentation, and Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Committee’s discretion. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Committee, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee, including those that will become exercisable upon the consummation of the Sale Event; provided, however, that the exercise of Options and Stock Appreciation Rights not exercisable prior to the Sale Event shall be subject to the consummation of the Sale Event.

Notwithstanding anything to the contrary in this Section 3(c), in the event of a Sale Event pursuant to which holders of the Stock of the Company will receive upon consummation thereof a cash payment for each share surrendered in the Sale Event, the Company shall have the right, but not the obligation, to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price times the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights.

(d) Substitute Awards. The Committee may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Committee may direct that the substitute awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Committee in its sole discretion.

SECTION 5. STOCK OPTIONS

Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

(a) Stock Options Granted to Employees and Key Persons. The Committee in its discretion may grant Stock Options to eligible employees and key persons of the Company or any Subsidiary. Stock Options granted pursuant to this Section 5(a) shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable. If the Committee so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Committee may establish.

(i) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5(a) shall be determined by the Committee at the time of grant but shall not be less than one hundred percent (100%) of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than one hundred ten percent (110%) of the Fair Market Value on the grant date.

(ii) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five (5) years from the date of grant.

(iii) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Committee at or after the grant date. The Committee may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(iv) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

(A) In cash, by certified or bank check or other instrument acceptable to the Committee;

(B) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date. To the extent required to avoid variable accounting treatment under FAS 123R or other applicable accounting rules, such surrendered shares shall have been owned by the optionee for at least six (6) months; or

(C) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Committee shall prescribe as a condition of such payment procedure.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his or her stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of shares attested to. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(v) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

(b) Stock Options Granted to Non-Employee Directors.

(i) Grant of Options.

(A) The Committee, in its discretion, may grant Non-Qualified Stock Options to Non-Employee Directors upon their election or re-election to the Board. Any such grant may vary among individual Non-Employee Directors.

(B) The exercise price per share for the Stock covered by a Stock Option granted under this Section 5(b) shall be equal to the Fair Market Value of the Stock on the date the Stock Option is granted.

(ii) Exercise; Termination.

(A) Unless otherwise determined by the Committee, an Option granted under Section 5(b) shall be exercisable in three equal installments commencing on the grant date and thereafter on the first two anniversaries of the grant date. An Option issued under this Section 5(b) shall not be exercisable after the expiration of ten (10) years from the date of grant.

(B) Options granted under this Section 5(b) may be exercised only by written notice to the Company specifying the number of shares to be purchased. Payment of the full purchase price of the shares to be purchased may be made by one or more of the methods specified in Section 5(a)(iv). An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Stock on the date of grant (or more than the Stock Option exercise price per share, if the Stock Appreciation Right was granted in tandem with a Stock Option).

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Committee in tandem with, or independently of, any Stock Option granted pursuant to Section 5 of the Plan. In the case of a Stock Appreciation Right granted in tandem with a Non-Qualified Stock Option, such Stock Appreciation Right may be granted either at or after the time of the grant of such Option. In the case of a Stock Appreciation Right granted in tandem with an Incentive Stock Option, such Stock Appreciation Right may be granted only at the time of the grant of the Option.

A Stock Appreciation Right or applicable portion thereof granted in tandem with a Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Option.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Committee, subject to the following:

(i) Stock Appreciation Rights granted in tandem with Options shall be exercisable at such time or times and to the extent that the related Stock Options shall be exercisable.

(ii) Upon exercise of a Stock Appreciation Right, the applicable portion of any related Option shall be surrendered.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Committee shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of the Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Agreement. Unless the Committee shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Committee may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 17 below, in writing after the Award Agreement is issued, if any, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Committee at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, in the event that any such Restricted Stock shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one (1) year, and in the event any such Restricted Stock shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three (3) years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 17 below, in writing after the Award Agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. DEFERRED STOCK AWARDS

(a) Nature of Deferred Stock Awards. The Committee shall determine the restrictions and conditions applicable to each Deferred Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Deferred Stock Award is contingent on the grantee executing the Deferred Stock

Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Committee, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, in the event that any such Deferred Stock Award shall have a performance-based goal, the restriction period with respect to such Award shall not be less than one (1) year, and in the event any such Deferred Stock Award shall have a time-based restriction, the total restriction period with respect to such Award shall not be less than three (3) years; provided, however, that any Deferred Stock Award with a time-based restriction may become vested incrementally over such three-year period. At the end of the deferral period, the Deferred Stock Award, to the extent vested, shall be paid to the grantee in the form of shares of Stock.

(b) Election to Receive Deferred Stock Awards in Lieu of Compensation. The Committee may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of a Deferred Stock Award. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Committee and in accordance with Section 409A and such other rules and procedures established by the Committee. The Committee shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Committee deems appropriate. Any such deferred compensation shall be converted to a fixed number of phantom stock units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee but for the deferral.

(c) Rights as a Stockholder. During the deferral period, a grantee shall have no rights as a stockholder; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the phantom stock units underlying his or her Deferred Stock Award, subject to such terms and conditions as the Committee may determine.

(d) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 17 below, in writing after the Award Agreement is issued, a grantee’s right in all Deferred Stock Awards that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Committee may, in its sole discretion, grant (or sell at par value or such higher purchase price determined by the Committee) an Unrestricted Stock Award under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-based Awards. The Committee may, in its sole discretion, grant Cash-based Awards to any grantee in such number or amount and upon such terms, and subject to such conditions, as the Committee shall determine at the time of grant. The Committee shall determine the maximum duration of the Cash-based Award, the amount of cash to which the Cash-based Award pertains, the conditions upon which the Cash-based Award shall become vested or payable, and such other provisions as the Committee shall determine. Each Cash-based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Committee. Payment, if any, with respect to a Cash-based Award shall be made in accordance with the terms of the Award and may be made in cash or in shares of Stock, as the Committee determines.

SECTION 11. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-based Awards. Any employee or other key person providing services to the Company and who is selected by the Committee may be granted one or more Performance-based Awards in the form of a Restricted Stock Award, Deferred Stock Award or Cash-based Award payable upon the attainment of Performance Goals that are established by the Committee and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Committee. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Period. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of an individual (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or (iii) in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions provided however, that the Committee may not exercise such discretion in a manner that would increase the Performance-based Award granted to a Covered Employee. Each Performance-based Award shall comply with the provisions set forth below.

(b) Grant of Performance-based Awards. With respect to each Performance-based Award granted to a Covered Employee, the Committee shall select, within the first ninety (90) days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Committee may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-based Awards to different Covered Employees.

(c) Payment of Performance-based Awards. Following the completion of a Performance Cycle, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-based Awards earned for the Performance Cycle. The Committee shall then determine the actual size of each Covered Employee’s Performance-based Award, and, in doing so, may reduce or eliminate the amount of the Performance-based Award for a Covered Employee if, in its sole judgment, such reduction or elimination is appropriate.

(d) Maximum Award Payable. The maximum Performance-based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 1,500,000 Shares (subject to adjustment as provided in Section 3(b) hereof) or $1,000,000 in the case of a Performance-based Award that is a Cash-based Award.

SECTION 12. DIVIDEND EQUIVALENT RIGHTS

(a) Dividend Equivalent Rights. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of another Award or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Agreement. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of another Award may provide that such Dividend Equivalent Right shall be settled upon exercise, settlement, or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award. A Dividend Equivalent Right granted as a component of another Award may also contain terms and conditions different from such other Award.

(b) Interest Equivalents. Any Award under this Plan that is settled in whole or in part in cash on a deferred basis may provide in the grant for interest equivalents to be credited with respect to such cash payment. Interest equivalents may be compounded and shall be paid upon such terms and conditions as may be specified by the grant.

(c) Termination. Except as may otherwise be provided by the Committee either in the Award Agreement or, subject to Section 17 below, in writing after the Award Agreement is issued, a grantee’s rights in all Dividend Equivalent Rights or interest equivalents granted as a component of another Award that has not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 13(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Committee Action. Notwithstanding Section 13(a), the Committee, in its discretion, may provide either in the Award Agreement regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Awards (other than any Incentive Stock Options) to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member. For purposes of Section 13(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than fifty percent (50%) of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than fifty percent (50%) of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Committee and shall not be effective until received by the Committee. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 14. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Committee, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by (i) authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due, or (ii) transferring to the Company shares of Stock owned by the grantee with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 15. ADDITIONAL CONDITIONS APPLICABLE TO NONQUALIFIED DEFERRED COMPENSATION UNDER SECTION 409A.

In the event any Stock Option or Stock Appreciation Right under the Plan is materially modified and deemed a new grant at a time when the Fair Market Value exceeds the exercise price, or any other Award is otherwise determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the following additional conditions shall apply and shall supersede any contrary provisions of this Plan or the terms of any agreement relating to such 409A Award.

(a) Exercise and Distribution. Except as provided in Section 15(b) hereof, no 409A Award shall be exercisable or distributable earlier than upon one of the following:

(i) Specified Time. A specified time or a fixed schedule set forth in the written instrument evidencing the 409A Award.

(ii) Separation from Service. Separation from service (within the meaning of Section 409A) by the 409A Award grantee; provided, however, that if the 409A Award grantee is a “key employee” (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) and any of the Company’s Stock is publicly traded on an established securities market or otherwise, exercise or distribution under this Section 15(a)(ii) may not be made before the date that is six (6) months after the date of separation from service.

(iii) Death. The date of death of the 409A Award grantee.

(iv) Disability. The date the 409A Award grantee becomes disabled (within the meaning of Section 15(c)(ii) hereof).

(v) Unforeseeable Emergency. The occurrence of an unforeseeable emergency (within the meaning of Section 15(c)(iii) hereof), but only if the net value (after payment of the exercise price) of the number of shares of Stock that become issuable does not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the exercise, after taking into account the extent to which the emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the grantee’s other assets (to the extent such liquidation would not itself cause severe financial hardship).

(vi) Change in Control Event. The occurrence of a Change in Control Event (within the meaning of Section 15(c)(i) hereof), including the Company’s discretionary exercise of the right to accelerate vesting of such grant upon a Change in Control Event or to terminate the Plan or any 409A Award granted hereunder within twelve (12) months of the Change in Control Event.

(b) No Acceleration. A 409A Award may not be accelerated or exercised prior to the time specified in Section 15(a) hereof, except in the case of one of the following events:

(i) Domestic Relations Order. The 409A Award may permit the acceleration of the exercise or distribution time or schedule to an individual other than the grantee as may be necessary to comply with the terms of a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(ii) Conflicts of Interest. The 409A Award may permit the acceleration of the exercise or distribution time or schedule as may be necessary to comply with the terms of a certificate of divestiture (as defined in Section 1043(b)(2) of the Code).

(iii) Change in Control Event. The Committee may exercise the discretionary right to accelerate the vesting of such 409A Award upon a Change in Control Event or to terminate the Plan or any 409A Award granted thereunder within twelve (12) months of the Change in Control Event and cancel the 409A Award for compensation.

(c) Definitions. Solely for purposes of this Section 15 and not for other purposes of the Plan, the following terms shall be defined as set forth below:

(i) “Change in Control Event” means the occurrence of a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company (as defined in Section 1.409A-3(g) of the proposed regulations promulgated under Section 409A by the Department of the Treasury on September 29, 2005 or any subsequent guidance).

(ii) “Disabled” means a grantee who (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company or its Subsidiaries.

(iii) “Unforeseeable Emergency” means a severe financial hardship to the grantee resulting from an illness or accident of the grantee, the grantee’s spouse, or a dependent (as defined in Section 152(a) of the Code) of the grantee, loss of the grantee’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the grantee.

SECTION 16. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

SECTION 17. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Committee may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Committee exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Committee to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 17 shall limit the Committee’s authority to take any action permitted pursuant to Section 3(c).

SECTION 18. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Committee shall otherwise expressly determine in connection with any

Award or Awards. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19. GENERAL PROVISIONS

(a) No Distribution. The Committee may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel (to the extent the Board deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that an individual make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Committee shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Committee.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 19(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(f) Forfeiture of Awards under Sarbanes-Oxley Act. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, then any grantee who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 shall reimburse the Company for the amount of any Award received by such individual under the Plan during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission, as the case may be, of the financial document embodying such financial reporting requirement.

SECTION 20. EFFECTIVE DATE OF PLAN

This Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. No grants of Stock Options and other Awards may be made hereunder after the tenth (10th) anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth (10th) anniversary of the date the Plan is approved by the Board.

SECTION 21. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

SALARY.COM, INC.

195 West Street

Waltham, Massachusetts

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF SALARY.COM, INC.

FOR ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 18, 2008

The undersigned hereby appoints as proxies G. Kent Plunkett, Bryce Chicoyne and Elliot J. Mark, and each of them or such other persons as the Board of Directors of Salary.com, Inc. (the “Company”) may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on July 21, 2008 at the Annual Meeting of Stockholders to be held on Thursday, September 18, 2008, at 10:00 a.m. at the Company’s corporate headquarters at 195 West Street, Waltham, Massachusetts, and any adjournments or postponements thereof.

This proxy when properly executed will be voted as directed. If no direction is given, the proxy will be voted FOR proposals one, two and three, and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

SALARY.COM, INC.

September 18, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

20330300000000000000 3	091808

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of three Class II directors for a three-year term.

2. To approve an amendment to the Company’s 2007 Stock Option and Incentive Plan to increase the number of shares of Salary.com common stock authorized for issuance under such plan from 3,000,000 shares to 5,800,000 shares.

				FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES	O Paul R. Daoust O Robert A. Trevisani O Bryce Chicoyne		3. To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2009.	☐	☐	☐

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.